Exhibit 10.2

FIRST AMENDMENT

THIS FIRST AMENDMENT, dated as of August 7, 2014 (this “Amendment”), to the Credit Agreement, dated as of July 25, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Orion Engineered Carbons S.A., a public limited liability company (société anonyme) organized and established under the laws of Luxembourg (the “Parent”), Orion Engineered Carbons Holdings GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany, Orion Engineered Carbons BondCo GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany, Orion Engineered Carbons GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany (the “Borrower Representative”), OEC Finance US LLC, a Delaware limited liability company, the Revolving Borrowers named therein, certain Subsidiaries of the Parent party thereto as Guarantors, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Goldman Sachs Bank USA, in its capacity as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

W I T N E S S E T H
WHEREAS, pursuant to Section 10.02 of the Credit Agreement, (x) the Administrative Agent may, with the consent of the Borrower Representative only, amend the Credit Agreement to cure any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature and (y) the Required Lenders and the Borrower Representative may agree to amend certain other provisions of the Credit Agreement.
WHEREAS, (x) each of the Borrower Representative and the Administrative Agent have jointly identified certain ambiguities and technical omissions in the Credit Agreement, and the Borrower Representative and the Administrative Agent are entering into this amendment to cure such ambiguities and technical omissions and (y) each of the Borrower Representative and the Required Lenders have agreed to amend certain other provisions of the Credit Agreement as provided for herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:
SECTION 1. Amendments to Credit Agreement.
(a) The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Applicable Rate” means a percentage per annum equal to: (a) initially,
a.with respect to the Initial Dollar Term Loans, (x) 4.00% per annum for Eurocurrency Rate Loans and (y) 3.00% per annum for Base Rate Loans;
b.with respect to the Initial Euro Term Loans, 4.00% per annum for Eurocurrency Rate Loans;
c.with respect to the Revolving Credit Facility, (x) 3.00% per annum for Eurocurrency Rate Loans and (y) 2.00% per annum for Base Rate Loans.

(b) following the delivery of financial statements pursuant to Section 6.01(c) and the related Compliance Certificate pursuant to Section 6.01(d), in each case, for the Test Period ending on December 31, 2014 as set forth on the pricing grid set forth below:
a.with respect to the Term Loans,

First Lien	Eurocurrency	Base Rate Loans
Leverage Ratio	Loans

Greater than 2.80:1.00	4.00%	3.00%
Less than or equal to 2.80:1.00	3.75%	2.75%

a.with respect to the Revolving Credit Facility,

Exhibit 10.2

First Lien	Eurocurrency	Base Rate Loans
Leverage Ratio	Loans

Greater than 2.80:1.00	3.00%	2.00%
Less than or equal to 2.80:1.00 but greater than 2.30:1.00	2.75%	1.75%
Less than or equal to 2.30:1.00	2.50%	1.50%

Any increase or decrease in the Applicable Rate pursuant to the grids set forth in clause (b) above shall take effect on the date of receipt by the Administrative Agent of the financial statements required to be delivered pursuant to Section 6.01(b) and the related Compliance Certificate required to be delivered pursuant to Section 6.01(d). While an Event of Default has occurred and is continuing, the Applicable Rate shall be the highest percentage per annum set forth in the grids in clause (b) above until the date on which no Event of Default exists and is continuing, whereupon the Applicable Rate shall revert to the rate determined in accordance with the grids set forth in clause (b) above.”
a.Section 2.05(a)(iv) of the Credit Agreement is hereby amended by inserting “twelve (12) months” in lieu of “six (6) months” in the first sentence thereof.
b.Section 2.07(a) of the Credit Agreement is hereby amended by inserting “$895,156.50” in lieu of “The Euro Amount of €665,000” in the table set forth therein.
c.The first proviso in Section 2.14(a)(iv) of the Credit Agreement is hereby amended by deleting the words “on or prior to the date that is twelve months after the Closing Date” therein.

a.Section 10.02(b)(A) of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of clause (vi) thereof and (ii) inserting a new clause (viii) at the end thereof as follows:
“(viii) amend Section 2.05(d) or Section 2.07(f) or otherwise change the currency in which any Loan is denominated; and”.
a.The second parenthetical in Section 10.05(b)(ii)(C) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recordation fee shall be payable for such assignments, (y) in the case of assignments between Approved Funds, no processing and recordation fee shall be payable for such assignments and (z) the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee in the case of any assignment)”.
SECTION 2. Effects on Loan Documents. Except as specifically amended herein, the Credit Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Except as otherwise expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Secured Party or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 3. GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY AGREES TO BE BOUND BY THE TERMS OF SECTION 10.11 OF THE CREDIT AGREEMENT AS IF SUCH SECTION WAS SET FORTH IN FULL HEREIN.

SECTION 4. Counterparts; Effectiveness. Sections 1(c), (e), and (f) of this Amendment shall be effective upon due execution by the Administrative Agent and the Borrower Representative. Sections 1(a), (b) and (d) of this Amendment shall be effective upon due execution by the Required Lenders and the Borrower Representative.

Exhibit 10.2
This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

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